UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2016

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 Drydock Ave., 2nd Floor
Boston, Massachusetts 02210
(Address of principal executive offices and zip code)

(617) 531-6500
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to OID Notes

On August 25, 2016, MetaStat, Inc. (the “Company”) entered into certain amendments, effective between August 12, 2016 and August 19, 2016 (the “Note Amendments”),  to its outstanding non-convertible OID Notes originally issued between February 12, 2016 and March 15, 2016 (the “OID Notes”), with the holders of an aggregate of $750,000 principal amount of OID Notes, whereby the holders of the OID Notes extended the maturity date of the OID Notes an additional three (3) months to between November 12, 2015 and December 15, 2016. In consideration for entering into the Note Amendments, the Company (i) increased the principal amount of the OID Notes by 10% to $825,000 in the aggregate from $750,000 in the aggregate, (ii) issued an aggregate of 45,459 common stock purchase warrants with an exercise price of $2.00 per share and a term of five years, and (iii) modified the voluntary exchange provision of the OID Notes by reducing the “Qualified Offering” threshold amount to $500,000 from $2,000,000. Additionally, the Company will have the sole option to extend the maturity date of the OID Notes an additional three (3) months in consideration for a further 10% increase in the principal amount from $825,000 to $907,500.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) form of Note Amendment filed as Exhibit 10.1 hereto; and (ii) form of Warrant issued in connection with the Note Amendment as Exhibit 4.1 hereto.

Item 2.03.  Creation of a Direct Financial Obligation.

The disclosure set forth under Item 1.01 above is hereby incorporated in its entirety under this Item 2.03.

Item 3.02.  Unregistered Sales of Equity Securities.

As described more fully in Item 1.01 above, the issuance of securities pursuant to the Note Amendments was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended.

Item 9.01. Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.1	Form of Warrant.

10.1	Form of OID Note Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC. By: /s/ Douglas A. Hamilton Name: Douglas A. Hamilton Title: Chief Executive Officer

Dated: August 31, 2016